Filed Pursuant to Rule 424(b)
File Number 333-113319

HOME SOLUTIONS OF AMERICA, INC.

PROSPECTUS SUPPLEMENT (FOURTH SUPPLEMENT) DATED SEPTEMBER 9, 2005
TO
PROSPECTUS DATED APRIL 2, 2004

This prospectus supplement (the "Fourth Supplement") supplements our prospectus dated April 2, 2004 (the "Prospectus"), as supplemented by our first prospectus supplement dated November 30, 2004 (the "First Supplement"), second prospectus supplement dated August 10, 2005 (the "Second Supplement"), and third prospectus supplement dated August 25, 2005 (the "Third Supplement") relating to the sale by certain of our stockholders of up to an aggregate of 10,532,825 shares of our Common Stock (reduced to 8,187,944 shares by the First Supplement). You should read this Fourth Supplement in conjunction with the Prospectus, the First Supplement, the Second Supplement, and the Third Supplement, and this Fourth Supplement is qualified by reference to the Prospectus and the earlier supplements, except to the extent the information in this Fourth Supplement supersedes the information contained in the Prospectus or the prior supplements.

This Fourth Supplement sets forth a list of the current selling stockholders and updates the number of common shares available to be resold by each selling stockholder under the Prospectus, as amended by the First Supplement and the Second Supplement. This list is updated in this Fourth Supplement to reflect that certain warrants to purchase shares of Common Stock listed in the Prospectus for two selling stockholders have been transferred to third parties, which parties are listed herein as selling stockholders.  Capitalized terms not defined herein shall have the same meanings as set forth in the Prospectus.

SELLING STOCKHOLDERS

The following table sets forth, as of September 8, 2005, the name of each selling stockholder, the number of shares of Common Stock that each selling stockholder beneficially owns, the number of shares offered hereby, and the percentage of the class to be owned by the selling stockholders after completion of the offering.  Except as otherwise disclosed below, neither the selling stockholders nor any of their affiliates has held any position or office or has had any material relationship with us in the last three years.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares.  Shares of common stock issuable under warrants that are exercisable within 60 days of issuance and shares of common stock issuable upon conversion of the Series A Preferred Stock are deemed outstanding for purposes of computing the percentage ownership of the person holding the warrants or Series A Preferred Stock but are not deemed outstanding for purposes of computing the percentage ownership of any other person.  Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.  The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Stockholder Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares Being Offered	Number of Shares of Common Stock Beneficially Owned Following The Offering(1)	Percentage of Class Following The Offering(1)
Vicis Capital Master Fund	1,612,000	(2)(3)	1,612,000	0	0
Laurus Master Fund, Ltd.	1,868,595	(4)(5)	1,868,595	0	0
Laddcap Value Partners, L.P.	1,050,000	(6)	1,050,000	0	0
Enable Growth Partners	624,000	(7)	624,000	0	0
H.C. Wainwright & Co., Inc.	454,959	(8)	454,959	0	0
Merritt Computer Products, L.P.	549,700	(9)	549,700	0	0
Professional Traders Fund, LLC	260,000	(10)	260,000	0	0

1

Stockholder Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares Being Offered	Number of Shares of Common Stock Beneficially Owned Following The Offering(1)	Percentage of Class Following The Offering(1)
Platinum Financial Services, Inc.	350,000		350,000	0	0
Scott F. Koch	303,797	(11)	303,797	0	0
John R. Clarke	227,107	(12)	227,107	0	0
Crestview Capital Master, LLC	250,000	(13)	250,000	0	0
T2 Capital Partners, L.P.	156,000	(14)	156,000	0	0
Greenwood Partners, L.P.	104,000	(15)	104,000	0	0
Hefcap Holdings, LLC	70,494	(16)	70,494	0	0
Windward Capital Advisors, LLC	70,494	(16)	70,494	0	0
Cape May Investors, Inc.	52,000	(17)	52,000	0	0
Gregg M. Greenberg	52,000	(17)	52,000	0	0
CEOcast, Inc.	70,000		70,000	0	0
Ari J. Fuchs	31,980	(18)	31,980	0	0
Edwin McGusty	30,818	(19)	30,818	0	0

Total	8,187,944		8,187,944	0	0

______________________

  Assumes that all shares held by selling stockholders that are being offered pursuant to this prospectus will be sold.

  On March 1, 2004, the Company raised $2,000,000 in a private placement of 80 shares of Series A Preferred Stock, $.001 par value per share ("Preferred Stock").  Dividends on the Preferred Stock are payable semi-annually at a rate of 8% per annum, in cash or Common Stock, at the option of the Company.  The Preferred Stock converts into Common Stock at a conversion rate of $1.25 for each share of Common Stock. Purchasers of the Preferred Stock received Series B Warrants (so called herein) to purchase Common Stock at an exercise price of $2.25 per share, expiring March 1, 2009.  Certain agreements related to this financing were attached to the Prospectus as exhibits, and are incorporated herein by reference.

  Includes (i) 992,000 shares of Common Stock representing a good faith estimate of the shares that could result from the conversion of this stockholder's shares of Preferred Stock (including a certain number of shares of Common Stock that may be issued by the Company to pay dividends on this stockholder's shares of Preferred Stock), and (ii) 620,000 shares of Common Stock that may be issued upon exercise of this holder's Series B Warrant.

  On January 22, 2004, the Company raised $4.0 million in a private placement with Laurus Master Fund, Ltd. ("Laurus"), by issuing Laurus two promissory notes--a secured convertible minimum borrowing note in the original principal amount of $1.5 million (the "Convertible Note"), and a secured revolving note in the original principal amount of $2.5 million (together, the "Notes").  The Notes earn interest at the prime rate plus 2.5%, are secured by all of the assets of the Company and its wholly-owned subsidiaries, and the Convertible Note can be converted into shares of Common Stock at fixed conversion prices as follows: for the first $1.0 million of the Convertible Note--$1.35 per share, and for the remaining amount of the Convertible Note--$ 1.87 per share.  Certain agreements related to this financing were attached to the Prospectus as exhibits, and are incorporated herein by reference.

  Includes (i) 1,498,595 shares representing a good faith estimate of the shares of Common Stock that could result from the conversion of the Convertible Note (including a certain number of shares of Common Stock that may be issued by the Company to pay interest on the Notes), based upon a fixed conversion price of $1.87 per share, (ii) 200,000 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.32 per share, expiring January 22, 2011, (iii) 150,000 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.52 per share, expiring January 22, 2011, and (iv) 20,000 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.90 per share, expiring January 22, 2011.

2

  Includes (i) 800,000 shares of Common Stock representing a good faith estimate of the shares that could result from the conversion of this stockholder's shares of Preferred Stock (including a certain number of shares of Common Stock that may be issued by the Company to pay dividends on this stockholder's shares of Preferred Stock), and (ii) 250,000 shares of Common Stock that may be issued upon exercise of this holder's Series B Warrant.

  Includes (i) 384,000 shares of Common Stock representing a good faith estimate of the shares that could result from the conversion of this stockholder's shares of Preferred Stock (including a certain number of shares of Common Stock that may be issued by the Company to pay dividends on this stockholder's shares of Preferred Stock), and (ii) 240,000 shares of Common Stock that may be issued upon exercise of this holder's Series B Warrant.

  Includes (i) 6,250 shares of Common Stock underlying a warrant to purchase shares of Common Stock at an exercise price of $.01 per share, expiring November 19, 2008, (ii) 134,175 shares underlying warrants to purchase shares of Common Stock at an exercise price of $1.88 per share, expiring January 22, 2009, (iii) 12,613 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.32 per share, expiring January 22, 2009, (iv) 9,460 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.52 per share, expiring January 22, 2009, (v) 1,261 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.90 per share, expiring January 22, 2009, (vi) 101,000 shares underlying warrants to purchase shares of Common Stock at an exercise price of $1.25 per share, expiring March 1, 2009, (vii) 101,000 shares underlying warrants to purchase shares of Common Stock at an exercise price of $1.75 per share, expiring March 1, 2009, and (viii) 59,200 shares underlying warrants to purchase shares of Common Stock at an exercise price of $0.95 per share, expiring March 1, 2009.  H.C. Wainwright & Co., Inc. ("H.C. Wainwright") has served as the Company's investment adviser, and placement agent on each of the financings described in footnotes (2) and (4) above.

  Includes 250,000 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.00 per share, expiring July 31, 2013.  Rick J. O'Brien, our Senior Vice President, Chief Financial Officer, and Secretary, serves as the President of the general partner of this selling stockholder.

  Includes (i) 160,000 shares of Common Stock representing a good faith estimate of the shares that could result from the conversion of this stockholder's shares of Preferred Stock (including a certain number of shares of Common Stock that may be issued by the Company to pay dividends on this stockholder's shares of Preferred Stock), (ii) 100,000 shares of Common Stock that may be issued upon the exercise of this holder's Series A Warrant, and (iii) 100,000 shares of Common Stock that may be issued upon exercise of this holder's Series B Warrant.

  Includes (i) 6,718 shares of Common Stock underlying a warrant to purchase shares of Common Stock at an exercise price of $.01 per share, expiring November 19, 2008, (ii) 75,798 shares underlying warrants to purchase shares of Common Stock at an exercise price of $1.88 per share, expiring January 22, 2009, (iii) 7,125 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.32 per share, expiring January 22, 2009, (iv) 5,344 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.52 per share, expiring January 22, 2009, (v) 713 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.90 per share, expiring January 22, 2009, (vi) 57,000 shares underlying warrants to purchase shares of Common Stock at an exercise price of $1.25 per share, expiring March 1, 2009, (vii) 57,000 shares underlying warrants to purchase shares of Common Stock at an exercise price of $1.75 per share, expiring March 1, 2009, and (viii) 74,100 shares underlying warrants to purchase shares of Common Stock at an exercise price of $0.95 per share, expiring March 1, 2009.  Mr. Scott Koch is a managing director of H.C. Wainwright (see footnote (8) above).

3

  Includes (i) 63,300 shares of Common Stock underlying warrants to purchase shares of Common Stock at an exercise price of $1.88 per share, expiring January 22, 2009, (ii) 5,950 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.32 per share, expiring January 22, 2009, (iii) 4,462 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.52 per share, expiring January 22, 2009, (iv) 596 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.90 per share, expiring January 22, 2009, (v) 47,500 shares underlying warrants to purchase shares of Common Stock at an exercise price of $1.25 per share, expiring March 1, 2009, (vi) 47,500 shares underlying warrants to purchase shares of Common Stock at an exercise price of $1.75 per share, expiring March 1, 2009, and (vii) 37,800 shares underlying warrants to purchase shares of Common Stock at an exercise price of $0.95 per share, expiring March 1, 2009.  Mr. John Clarke is a managing director of H.C. Wainwright (see footnote (8) above).

  Consists of 250,000 shares of Common Stock that may be issued upon exercise of this holder's Series B Warrant.

  Includes (i) 96,000 shares of Common Stock representing a good faith estimate of the shares that could result from the conversion of this stockholder's shares of Preferred Stock (including a certain number of shares of Common Stock that may be issued by the Company to pay dividends on this stockholder's shares of Preferred Stock), and (ii) 60,000 shares of Common Stock that may be issued upon exercise of this holder's Series B Warrant.

  Includes (i) 64,000 shares of Common Stock representing a good faith estimate of the shares that could result from the conversion of this stockholder's shares of Preferred Stock (including a certain number of shares of Common Stock that may be issued by the Company to pay dividends on this stockholder's shares of Preferred Stock), and (ii) 40,000 shares of Common Stock that may be issued upon exercise of this holder's Series B Warrant.

  Consists of (i) 1,250 shares of Common Stock underlying a warrant to purchase shares of Common Stock at an exercise price of $.01 per share, expiring November 19, 2008, (ii) 18,949 shares of Common Stock underlying warrants to purchase shares of Common Stock at an exercise price of $1.88 per share, expiring January 22, 2009, (iii) 1,781 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.32 per share, expiring January 22, 2009, (iv) 1,336 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.52 per share, expiring January 22, 2009, (v) 178 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.90 per share, expiring January 22, 2009, (vi) 14,250 shares underlying warrants to purchase shares of Common Stock at an exercise price of $1.25 per share, expiring March 1, 2009, (vii) 14,250 shares underlying warrants to purchase shares of Common Stock at an exercise price of $1.75 per share, expiring March 1, 2009, and (viii) 18,500 shares underlying warrants to purchase shares of Common Stock at an exercise price of $0.95 per share, expiring March 1, 2009.

  Includes (i) 32,000 shares of Common Stock representing a good faith estimate of the shares that could result from the conversion of this stockholder's shares of Preferred Stock (including a certain number of shares of Common Stock that may be issued by the Company to pay dividends on this stockholder's shares of Preferred Stock), and (ii) 20,000 shares of Common Stock that may be issued upon exercise of this holder's Series B Warrant.

  Includes (i) 2,814 shares of Common Stock underlying a warrant to purchase shares of Common Stock at an exercise price of $.01 per share, expiring November 19, 2008, (ii) 7,979 shares underlying warrants to purchase shares of Common Stock at an exercise price of $1.88 per share, expiring January 22, 2009, (iii) 750 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.32 per share, expiring January 22, 2009, (iv) 563 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.52 per share, expiring January 22, 2009, (v) 75 shares underlying warrants to purchase shares of Common Stock at an exercise price of $2.90 per share, expiring January 22, 2009, (vi) 6,000 shares underlying warrants to purchase shares of Common Stock at an exercise price of $1.25 per share, expiring March 1, 2009, (vii) 6,000 shares underlying warrants to purchase shares of Common Stock at an exercise price of $1.75 per share, expiring March 1, 2009, and (viii) 7,800 shares underlying warrants to purchase shares of Common Stock at an exercise price of $0.95 per share, expiring March 1, 2009.  Mr. Fuchs is a Senior Associate with H.C. Wainwright (see footnotes (8) and (11) above).

4

  Consists of (i) 6,718 shares of Common Stock underlying a warrant to purchase shares of Common Stock at an exercise price of $.01 per share, expiring November 19, 2008, and (ii) 24,100 shares underlying a warrant to purchase shares of Common Stock at an exercise price of $0.95 per share, expiring March 1, 2009.

Information concerning the selling shareholders may change from time to time and may require future supplements. Full copies of the prospectus will be provided upon request.

5